EXHIBIT 99.2

PRESS RELEASE

ENERGY TRANSFER EQUITY, L.P.

DECLARES 31% INCREASE IN UNITHOLDER DISTRIBUTION

Dallas, Texas – September 25, 2006 – Energy Transfer Equity, L.P. (NYSE:ETE) today announced a $0.30 increase in the annual cash distribution payable on the Partnership’s outstanding limited partner units, raising the annual distribution rate per unit to $1.25. This latest increase, which represents a 31 percent increase from the previous quarter, will go into effect with the Partnership’s next quarterly distribution for the quarter ending August 31, 2006, making the quarterly distribution for such quarter equal to $0.3125 per common unit. The new quarterly distribution of $0.3125 per common unit will be paid on October 19, 2006 to Unitholders of record as of the close of business on October 5, 2006.

ETE owns the general partner interest, 50% of the incentive distribution rights and approximately 36.4 million common units of Energy Transfer Partners, L.P. (NYSE:ETP).

ETP is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas transportation and storage operations include natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. This includes approximately 11,700 miles of pipeline in service, with an additional 550 miles under construction. ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 440 customer service locations in 40 states extending from coast to coast and Alaska.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETE’s prospectus dated February 3, 2006 and other documents filed from time to time with the Securities and Exchange Commission. ETE undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.energytransfer.com. For more information, please contact John W. McReynolds, President and Chief Financial Officer, at 214-981-0700.

Company	: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date	: October 5, 2006
Payment Date	: October 19, 2006
Amount Paid	: $0.3125 per Limited Partner Unit